EXHIBIT 3.3

Delaware PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DIGITAL VIDEO SYSTEMS, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF FEBRUARY, A.D. 2005, AT 10:52 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE

KENT COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE NINTH DAY OF FEBRUARY, A. D. 2005.

__/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State AUTHENTICATION: 3672673

State of Delaware

Secretary of State

Division of Corporations

Delivered 11:02 AM 02/08/2005

FILED 10:52 AM 02/08/2005

SRV 050101189 - 2312385 FILE

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIGITAL VIDEO SYSTEMS, INC.

Digital Video Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

FIRST: That by action of the Board of Directors taken at a duly called and held meeting on January 18, 2005 and by delegated authority of the Chief Executive Officer on February 7, 2005, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and declaring that the matter should be brought before the stockholders for consideration. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article thereof numbered "IV" so that, as amended, said first paragraph of such Article shall be and read as follows:

The Corporation is authorized to issue two classes of shares, which shall be designated as Common Stock, $0.0001 par value per share, and Preferred Stock, $0.0001 par value per share. The total number of shares of Common Stock which this Corporation is authorized to issue is Thirty Million (30,000,000) and the total number of shares of Preferred Stock which this Corporation is authorized to issue is Five Million (5,000,000). Upon the amendment of this article to read as herein set forth, each ten shares of Common Stock outstanding shall be combined and converted into one share of Common Stock. In lieu of fractional shares, the Company shall pay in cash the fair market value of the fractional share, based on the closing price of the Corporation's Common Stock on the date on which this Certificate of Amendment is filed with the Delaware Secretary of State. This amendment shall be effective as of February 9, 2005.

SECOND: On November 18, 2004, at a meeting duly called and held in accordance with Section 211 of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding voting shares of the Corporation voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Thomas A. Spanier, its authorized officer, this 8th day of February, 2005.

/s/ Thomas A. Spanier
Thomas A. Spanier
Chairman of the B rd and Chief Executive Officer

Attest:

/s/ A. John Murphy
A. John Murphy
Secretary